Exhibit 11.0
------------

                            BAB HOLDINGS, INC.
                   COMPUTATION OF EARNINGS PER SHARE
      3 MONTHS ENDED MAY 31, 1997 VERSUS 3 MONTHS ENDED MAY 31, 1996
      6 MONTHS ENDED MAY 31, 1997 VERSUS 6 MONTHS ENDED MAY 31, 1996

                                   3 Months   3 Months   6  Months  6 Months
                                   5/31/97     5/31/96    5/31/97    5/31/96
                                   --------   --------   ---------  --------
PRIMARY EPS
Net income                         $148,660    $64,832    $173,985  $143,644
Less:  Preferred dividend
        accumulated                (222,715)         -    (222,715)        -
                                   --------    -------    --------  --------
Net income (loss) attributable
  to common shareholders           $(74,055)   $64,832    $(48,730) $143,644
                                   ========    =======    ========  ========
Weighted average shares
   outstanding                    7,246,380   7,350,290  7,194,725  7,178,219
                                  =========   =========  =========  =========
Net income (loss) per
   common share                   $ (0.0102)   $ 0.0088  $ (0.0068) $ 0.0200
                                  =========   =========  =========  ========

FULLY DILUTED  EPS
Net income                        $ 148,660    $64,832   $ 173,985  $143,644
Add:  Bond interest expense on
      "as if converted" method            -          -           -       566
Less:  Preferred dividend
       accumulated                 (222,715)         -    (222,715)        -
                                  ---------   --------   ---------  --------
Net income (loss) attributable
  to common shareholders          $ (74,055)   $64,832   $ (48,730) $144,210
                                  =========   ========   =========  ========
Weighted average shares
   outstanding                    7,246,380  7,381,545   7,194,725  7,232,153
                                  =========  =========   =========  =========
Net income (loss) per
   common share                   $(0.0102)  $ 0.0088    $(0.0068)  $  0.0199
                                  =========  =========   =========  =========

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